October 27, 2026
Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We hereby consent to the incorporation by reference in this Registration Statement, and any amendments thereto, of our opinion dated October 27, 2014 regarding the sale of Institutional Shares of the Roxbury/Hood River Small-Cap Growth Fund (n/k/a the Hood River Small-Cap Growth Fund), our opinion dated July 6, 2015 regarding the sale of Investor Shares of the Hood River Small-Cap Growth Fund, our opinion dated February 8, 2017 regarding the sale of Retirement Shares of the Hood River Small-Cap Growth Fund, our opinion dated September 28, 2021 regarding the sale of Institutional Shares, Investor Shares and Retirement Shares of the Hood River International Opportunity Fund, our opinion dated August 1, 2024 regarding the sale of Institutional Shares, Investor Shares and Retirement Shares of the Hood River New Opportunities Fund, and our opinion dated November 24, 2025 regarding the sale of Institutional Shares, Investor Shares and Retirement Shares of the Hood Rive Emerging Markets Fund. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.